EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Avistar Communications Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-142001, 333-115755, 333-43944 and 333-63914) on Form S-8 of Avistar Communications Corporation of our report dated March 30, 2009 with respect to the consolidated balance sheets of Avistar Communications Corporation and its subsidiary as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2008, and the related financial statement schedule, which report appears in the December 31, 2008 Annual Report on Form 10-K of Avistar Communications Corporation.

/s/ BURR, PILGER & MAYER LLP
San Jose, California
March 31, 2009